Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Per Share Net Income of $7.30 and

Per Share Core Operating Income of $7.26, Up 18.2%; Consolidated

Net Premiums Written of $14.7 Billion, Up 3.6%, with P&C and Life

Insurance Up 3.0% and 7.5%; P&C Combined Ratio of 83.8%

●	Net income was $2.85 billion versus $2.97 billion prior year, and core operating income was $2.84 billion, up 14.6%.

●	P&C net premiums written were $12.77 billion, up 3.0%, or 6.3% excluding large account and E&S property.

●	North America Commercial was down 2.3%.

●	Middle market and small commercial was up 8.9%.

●	Major accounts and specialty was down 9.0% due to underwriting actions on property, and up 0.4% excluding large account and E&S property.

●	North America Personal was up 6.0%.

●	North America Agriculture was up 6.0%.

●

Overseas General was up 10.2%, or 4.8% in constant dollars. Consumer insurance was up 12.1% and commercial insurance was up 8.8%; Latin America, Asia and Europe were up 15.6%, 12.0% and 5.1%, respectively.

●

P&C underwriting income was $1.94 billion, up 18.8%, with a combined ratio of 83.8%. P&C current accident year underwriting income excluding catastrophe losses was $2.13 billion, up 5.8%, with a combined ratio of 82.2%.

●	Total pre-tax net catastrophe losses were $475 million compared with $630 million in the prior year.

●	Total pre-tax favorable prior period development was $283 million compared with $249 million in the prior year.

●

Life Insurance net premiums written were $1.94 billion, up 7.5%, and segment income was $332 million, up 9.0%, with International Life income up 13.0%. Life Insurance net premiums written and deposits collected were $2.65 billion, up 14.4%.

●	Pre-tax net investment income was $1.76 billion, up 12.3%, and adjusted net investment income was $1.88 billion, up 11.4%. Both were records.

●	Annualized return on equity (ROE) was 15.3%. Annualized core operating return on tangible equity (ROTE) was 21.2% and annualized core operating ROE was 14.5%.

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Chubb Limited News Release

ZURICH – July 21, 2026 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2026 of $2.85 billion, or $7.30 per share, and core operating income of $2.84 billion, or $7.26 per share. Book value per share and tangible book value per share increased 12.3% and 17.1%, respectively, from June 30, 2025 and now stand at $195.45 and $131.93. For the last three months, book value was favorably impacted by after-tax net realized and unrealized gains of $388 million in Chubb’s investment portfolio, partially offset by $254 million of foreign currency losses. Book value per share and tangible book value per share excluding AOCI increased 11.4% and 15.8%, from June 30, 2025.

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2026	2025	Change	2026	2025	Change
Net income	$2,854	$2,968	(3.8)%	$7.30	$7.35	(0.7)%
Adjusted net realized (gains) losses and other, net of tax	(47)	(539)	(91.3)%	(0.13)	(1.33)	(90.2)%
Integration expenses and severance, net of tax	6	2	NM	0.02	-	NM
Market risk benefits (gains) losses, net of tax	(4)	15	NM	(0.01)	0.04	NM
Amortization of deferred tax asset from Bermuda law	33	34	(2.9)%	0.08	0.08	-
Core operating income, net of tax	$2,842	$2,480	14.6%	$7.26	$6.14	18.2%

Annualized return on equity (ROE)	15.3%	17.6%
Core operating return on tangible equity (ROTE)	21.2%	21.0%
Core operating ROE	14.5%	13.9%

For the six months ended June 30, 2026, net income was $5.17 billion, or $13.17 per share, and core operating income was $5.53 billion, or $14.07 per share. Book value per share and tangible book value per share increased by 3.6% and 4.5%, from December 31, 2025. For the last six months, book value was unfavorably impacted by after-tax net realized and unrealized losses of $1.55 billion in Chubb’s investment portfolio, partially offset by $92 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased 4.7% and 6.4%, from December 31, 2025.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2026	2025	Change	2026	2025	Change
Net income	$5,174	$4,299	20.4%	$13.17	$10.63	23.9%
Adjusted net realized (gains) losses and other, net of tax	296	(480)	NM	0.75	(1.18)	NM
Integration expenses and severance, net of tax	13	2	NM	0.03	-	NM
Market risk benefits (gains) losses, net of tax	(16)	93	NM	(0.04)	0.23	NM
Amortization of deferred tax asset from Bermuda law	64	55	16.4%	0.16	0.14	14.3%
Core operating income, net of tax	$5,531	$3,969	39.4%	$14.07	$9.82	43.3%

Annualized return on equity (ROE)	13.9%	12.9%
Core operating return on tangible equity (ROTE)	20.9%	16.9%
Core operating ROE	14.3%	11.2%

For the six months ended June 30, 2026 and 2025, the tax expenses (benefits) related to the table above were $3 million and $55 million, respectively for adjusted net realized gains and losses and other; $(4) million and nil for integration expenses and severance; $3 million and $(16) million for market risk benefits gains and losses, and $1.32 billion and $937 million for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a very strong quarter with results that again reflect the strengths of our company, including our sources of income, our diversification globally and the growth opportunities it presents, the size and strength of our balance sheet and the growth of our invested asset, and, finally, our disciplined approach to underwriting, which is a hallmark of our culture.

“Strong P&C underwriting, investment and life income led to core operating earnings of $2.8 billion, or $7.26 per share, up 14.6% and 18.2%, respectively, over the prior year. Our most important measure of value creation, tangible book value per share, increased 17.1% from last year.

“P&C underwriting income was more than $1.9 billion, up almost 19%, with a combined ratio of 83.8% – a standout result – and on a current accident year basis excluding CATs, the combined ratio was 82.2%. On the investment side of our business, adjusted net investment income was a record $1.88 billion, up more than 11%, supported by excellent performance in our fixed income and alternative asset portfolios. Our invested asset now stands at $175 billion, up 9% over the last 12 months. Life income grew 9% to $332 million, with good revenue growth in our Asia Life and North America Worksite businesses.

“In terms of P&C markets, overly soft underwriting conditions persist in certain areas of property insurance globally, particularly large account and E&S related. Our revenue results reflect our underwriting discipline,

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Chubb Limited News Release

and we will not underwrite knowingly at a loss. The growth penalty we are paying in property will dissipate going forward. In the meantime, soft market conditions are spreading to certain areas of casualty while financial lines also remain soft. Against that backdrop, we’re well diversified and the substantial majority of our businesses are growing, and that is evident in our results.

“P&C premiums rose 3% from last year, or 6.3% excluding large account and E&S property. Overseas General grew 10.2%, with Latin America up 15.6%, Asia up 12% and Europe up 5.1%. North America was up about 0.5%, with commercial down 2.3%, while personal lines and agriculture each grew 6%. Commercial was up 4.1% excluding major and specialty property. In our international life insurance business, premiums and deposits rose 14.4%.

“We are an all-weather company. As long-term compounders of wealth in a cyclical business, we are patient and have many sources of opportunity on both the liability and asset sides of the balance sheet. CATs and FX aside, we are confident in our ability to continue to outperform and generate strong growth in operating earnings and EPS, and double-digit growth in tangible book value.”

Operating highlights for the quarter ended June 30, 2026 were as follows:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2026	2025	Change
Consolidated
Net premiums written (increase of 2.0% in constant dollars)	$14,705	$14,196	3.6%

P&C
Net premiums written (increase of 1.4% in constant dollars) (increase of 6.3% excluding large account and E&S property)	$12,768	$12,394	3.0%
Underwriting income	$1,937	$1,631	18.8%
Combined ratio	83.8%	85.6%
Current accident year underwriting income excluding catastrophe losses	$2,129	$2,012	5.8%
Current accident year combined ratio excluding catastrophe losses	82.2%	82.3%

Global P&C (excludes Agriculture)
Net premiums written (increase of 1.1% in constant dollars)	$11,992	$11,661	2.8%
Underwriting income	$1,871	$1,566	19.5%
Combined ratio	83.5%	85.4%
Current accident year underwriting income excluding catastrophe losses	$2,049	$1,946	5.4%
Current accident year combined ratio excluding catastrophe losses	81.9%	81.9%

Life Insurance
Net premiums written (increase of 6.3% in constant dollars)	$1,937	$1,802	7.5%
Segment income (increase of 9.1% in constant dollars)	$332	$305	9.0%

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Chubb Limited News Release

●	Consolidated net premiums earned increased 5.8%, or 4.0% in constant dollars. P&C net premiums earned increased 5.5%, or 3.6% in constant dollars.

●	Operating cash flow was $3.73 billion and adjusted operating cash flow was $3.48 billion.

●

Total capital returned to shareholders in the quarter was $1.37 billion, comprising share repurchases of $979 million at an average purchase price of $327.18 per share and dividends of $395 million. Total capital returned to shareholders for the six months was $2.90 billion, comprising share repurchases of $2.12 billion at an average purchase price of $326.03 per share and dividends of $775 million.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2026 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2026	2025	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$8,424	$8,394	0.4%
Combined ratio	81.5%	81.7%
Current accident year combined ratio excluding catastrophe losses	79.4%	79.7%

North America Commercial P&C Insurance
Net premiums written (increase of 4.1% excluding large account and E&S property)	$5,594	$5,723	(2.3)%
Major accounts retail and excess and surplus (E&S) wholesale (increase of 0.4% excluding large account and E&S property)	$3,257	$3,578	(9.0)%
Middle market and small commercial	$2,337	$2,145	8.9%
Combined ratio	85.4%	83.5%
Current accident year combined ratio excluding catastrophe losses	81.8%	81.1%

North America Personal P&C Insurance
Net premiums written	$2,054	$1,938	6.0%
Combined ratio	67.3%	73.5%
Current accident year combined ratio excluding catastrophe losses	69.9%	72.2%

North America Agricultural Insurance
Net premiums written	$776	$733	6.0%
Combined ratio	89.7%	89.1%
Current accident year combined ratio excluding catastrophe losses	87.6%	88.8%

Overseas General Insurance
Net premiums written (increase of 4.8% in constant dollars)	$3,990	$3,620	10.2%
Commercial P&C	$2,259	$2,077	8.8%
Consumer P&C	$1,731	$1,543	12.1%
Combined ratio	82.2%	90.3%
Current accident year combined ratio excluding catastrophe losses	85.2%	85.4%

Global Reinsurance
Net premiums written	$354	$380	(6.7)%
Combined ratio	76.1%	71.0%
Current accident year combined ratio excluding catastrophe losses	76.9%	73.5%

Life Insurance
Net premiums written (increase of 6.3% in constant dollars)	$1,937	$1,802	7.5%
Net premiums written and deposits (increase of 12.9% in constant dollars)	$2,652	$2,320	14.4%
Segment income (increase of 9.1% in constant dollars)	$332	$305	9.0%

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Chubb Limited News Release

●

North America Commercial P&C Insurance: The combined ratio increased 1.9 percentage points, including a 1.3 percentage point increase from higher catastrophe losses and a 0.5 percentage point increase in the current accident year loss ratio excluding catastrophe losses.

●

North America Personal P&C Insurance: The combined ratio decreased 6.2 percentage points, including a 2.4 percentage point decrease from higher favorable prior period development, a 1.5 percentage point decrease from lower catastrophe losses, and a 1.5 percentage point decrease in the current accident year loss ratio excluding catastrophe losses.

●

North America Agricultural Insurance: The combined ratio increased 0.6 percentage points, including a 1.8 percentage point increase from higher catastrophe losses, partially offset by a 0.7 percentage point decrease in the underlying expense ratio, and a 0.5 percentage point decrease in the current accident year loss ratio excluding catastrophe losses.

●

Overseas General Insurance: The combined ratio decreased 8.1 percentage points, including a 6.5 percentage point decrease from lower catastrophe losses, a 1.4 percentage point decrease from higher favorable prior period development, and a 0.6 percentage point decrease in the current accident year loss ratio excluding catastrophe losses, partially offset by a 0.4 percentage point increase in the underlying expense ratio, due to shift in the mix of business.

●

Life Insurance: Net premiums written were $1.94 billion, up 7.5%, with International Life of $1.59 billion, up 6.2%, and Chubb Benefits up 14.0%. Life Segment income was $332 million, up 9.0%, primarily reflecting growth in International Life of 13.0%.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2026, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 22, 2026, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, click here to register and receive dial-in numbers.

In this release, business activity for, and the financial position of, Chubb acquisitions are reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 45,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Susan Spivak: (212) 827-4445; investorrelations@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $1 million and $4 million in Q2 2026 and Q2 2025, and including investment income of $119 million and $115 million in Q2 2026 and Q2 2025, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $3 million and $6 million for the six months ended June 30, 2026 and 2025, and the investment income from private equity partnerships was $246 million and $222 million for the six months ended June 30, 2026 and 2025. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses and severance, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Chubb Limited News Release

References in this release to “current accident year” or “underlying” metrics exclude catastrophe losses and prior period development, unless stated otherwise.

Core operating income relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, including legal and professional fees and all other costs directly related to acquisition integration activities, as well as severance expenses associated with transformation initiatives to enhance operational efficiency. The costs are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses and severance are not indicative of our underlying profitability, and excluding these integration expenses and severance facilitates the comparison of our financial results to our historical operating results. Additionally, we exclude the amortization of the deferred tax asset related to the tax benefit from the Bermuda Economic Transition Adjustment, which we believe provides investors with a better view of our operating performance, enhances the understanding of the trends in the underlying business, improves comparability between periods and provides increased transparency. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a useful evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of

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Chubb Limited News Release

our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may distort a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	June 30 2026	December 31 2025
Assets
Investments	$172,649	$168,720
Cash and restricted cash	2,753	2,470

Total invested assets	175,402	171,190
Insurance and reinsurance balances receivable	19,068	15,944
Reinsurance recoverable on losses and loss expenses	20,284	20,338
Goodwill and other intangible assets ($25,859 and $25,775 represents Chubb portion as of 6/30/2026 and 12/31/2025, respectively)	26,488	26,448
Other assets	40,080	38,407

Total assets	$281,322	$272,327

Liabilities
Unpaid losses and loss expenses	$89,669	$88,018
Unearned premiums	28,511	26,279
Other liabilities	82,297	78,251

Total liabilities	200,477	192,548

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	81,295	78,732
Accumulated other comprehensive income (loss) (AOCI)	(5,923)	(4,975)

Chubb shareholders’ equity	75,372	73,757
Noncontrolling interests	5,473	6,022

Total shareholders’ equity	80,845	79,779

Total liabilities and shareholders’ equity	$281,322	$272,327

Book value per common share	$195.45	$188.59
Tangible book value per common share	$131.93	$126.22
Book value per common share, excl. AOCI	$210.81	$201.31
Tangible book value per common share, excl. AOCI	$145.67	$136.91

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Gross premiums written	$17,947	$17,276	$34,498	$32,381
Net premiums written	14,705	14,196	28,710	26,842
Net premiums earned	13,889	13,125	27,346	25,125
Losses and loss expenses	6,691	6,572	12,822	13,468
Policy benefits	1,615	1,406	3,400	2,633
Policy acquisition costs	2,632	2,415	5,228	4,728
Administrative expenses	1,168	1,125	2,317	2,205
Net investment income	1,760	1,568	3,469	3,129
Net realized gains (losses)	162	160	(245)	44
Market risk benefits gains (losses)	5	(17)	19	(109)
Interest expense	200	181	398	362
Other income (expense):
Gains (losses) from separate account assets	63	(12)	51	(22)
Other	133	667	306	760
Amortization of purchased intangibles	74	74	147	149
Integration expenses and severance	8	2	17	2
Income tax expense	742	717	1,388	1,038

Net income	$2,882	$2,999	$5,229	$4,342
Less: NCI income	28	31	55	43

Chubb net income	$2,854	$2,968	$5,174	$4,299

Diluted earnings per share:
Chubb net income	$7.30	$7.35	$13.17	$10.63
Core operating income	$7.26	$6.14	$14.07	$9.82
Weighted average shares outstanding	391.3	403.8	393.0	404.3

P&C combined ratio
Loss and loss expense ratio	56.7%	59.0%	56.2%	63.1%
Policy acquisition cost ratio	19.1%	18.5%	19.5%	18.9%
Administrative expense ratio	8.0%	8.1%	8.2%	8.4%

P&C combined ratio	83.8%	85.6%	83.9%	90.4%

P&C underwriting income	$1,937	$1,631	$3,729	$2,072

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13